Exhibit 3.323

CERTIFICATE OF FORMATION

OF

ALABANZA LLC

This Certificate of Formation of Alabanza LLC (the “Company”) is being executed by the undersigned, an unauthorized person, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 De.C. §18-101, et seq.).

1.	The name of the limited liability company is Alabanza LLC.

2.	The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Company’s registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective as of 11:32 p.m. on May 17, 2016.

IN WITNESS WHEREOF, the undersigned, an authorized person, has executed this Certificate of Formation this 13th day of May, 2016.

By:	/s/ Martina Davis
Martina Davis
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:11 AM 05/17/2016
FILED 11:11 AM 05/17/2016
SR 20163293395 - File Number 4402442